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                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
RehabCare Group, Inc.:

We consent to the incorporation by reference in the registration statement No. 33-43236 on Form S-8, registration statement No. 33-67944 on Form S-8, registration statement No. 33-82106 on Form S-8, registration statement No. 33-82048 on Form S-8, registration statement No. 333-11311 on Form S-8 and registration statement No. 333-86679 on Form S-8 of RehabCare Group, Inc. of our report dated February 6, 2001, with respect to the consolidated balance sheets of RehabCare Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, cash flows, and comprehensive earnings for the three year period ended December 31, 2000, which report is included in the December 31, 2000 annual report on Form 10-K of RehabCare Group, Inc.


/s/ KPMG LLP


St. Louis, Missouri
February 28, 2001